Exhibit 99.1

Kaplan Chief Executive Officer Thomas C. Leppert Announces Resignation;
Kaplan Chairman Andrew S. Rosen Appointed Chairman and CEO

ARLINGTON, VA-July 23, 2015- Graham Holdings Company (NYSE: GHC) announced today Kaplan, Inc. chief executive officer Thomas C. Leppert is resigning his position effective August 21, 2015. He will be replaced by Andrew S. Rosen, executive vice president of Graham Holdings Company and chairman of Kaplan, Inc.

Leppert has been at Kaplan, Inc. since 2013 and has led the expansion of Kaplan's highly successful international business and a turnaround at Kaplan Test Prep.

"When I first joined the Kaplan organization, I was convinced that this company had enormous potential. This belief has been reaffirmed. During my tenure at Kaplan, we have instituted a number of changes to capitalize on these opportunities and to ensure we are a major player in global education. I leave a capable team and a stronger portfolio in place to continue on this path."

Donald E. Graham, chairman of Graham Holdings Company, said Leppert “has been a huge contributor to every aspect of Kaplan's worldwide business. We are sorry to lose Tom, but understand why he wanted to leave; the pace of change at Kaplan will continue.”

Rosen came to Graham Holdings Company's predecessor company, The Washington Post Company, in 1986 and joined Kaplan in 1992. He was involved in every aspect of Kaplan’s business, and took on a succession of key management roles.  He became chairman and chief executive officer in 2008.  Rosen left to become executive vice president of Graham Holdings Company in March 2014, but remained Kaplan's chairman. Rosen will continue in his role as executive vice president at Graham Holdings Company.

"No one knows Kaplan and its people better than Andy does," said Graham.  "He is perfectly positioned to lead Kaplan’s next period of growth."

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About Graham Holdings Company
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services; television broadcasting; online, print and local TV news; home health and hospice care; and manufacturing. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV-Detroit, KPRC-Houston, WKMG-Orlando, KSAT-San Antonio, WJXT-Jacksonville); The Slate Group (Slate and Panoply); and Foreign Policy. The Company also owns Trove, a social news aggregator; SocialCode, a leading social marketing solutions company; Celtic Healthcare and Residential Healthcare Group, home health and hospice providers; Joyce/Dayton Corp., a manufacturer of screw jacks, linear actuators and lifting systems; and Forney Corporation, a manufacturer of burners, igniters, dampers and controls for combustion processes in electric utility and industrial applications.

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Contact:    Pinkie Mayfield
(703) 345-6450
Pinkie.Mayfield@ghco.com